Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-162722 on Form S-3 and Registration Statement Nos. 333-163015 and 333-163017 on Form S-8, of our report dated February 28, 2011, relating to the consolidated financial statements and financial statement schedule of Amphenol Corporation and subsidiaries (“Amphenol”), and the effectiveness of Amphenol’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Amphenol for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut

February 28, 2011